UNITED STATES
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On April 12, 2021, Blucora, Inc. (the “Company”) posted to its website launched in connection with the Company’s 2021 annual meeting of stockholders a statement of the Honorable William J. Baer regarding Clayton Act issues if Fred DiSanto, Chair and Chief Executive Officer of Ancora Holdings Inc., is elected to the board of directors of the Company. A copy of the statement can be found below.

STATEMENT OF THE HON. WILLIAM J. BAER

A. Introduction

1.	My name is William J. Baer. I was the Assistant Attorney General in charge of the Antitrust Division of the United States Department of Justice (Antitrust Division) from 2013 to 2016, as well as the Director of the Bureau of Competition at the Federal Trade Commission (FTC) from 1995 through 1999. I am the only person to have ever led antitrust enforcement at both agencies. I also have decades of experience in private practice and for many years led the highly regarded antitrust group at Arnold & Porter LLP. I am presently a Visiting Fellow at the Brookings Institution, where I continue to write and speak on these same issues.

2.	I submit this statement to Blucora, Inc. (Blucora) in connection with its upcoming annual meeting of stockholders, scheduled to be held on April 21, 2021, regarding Ancora’s nomination of Frederick DiSanto, the Chairman and Chief Executive Officer of Ancora Holdings, Inc. (together with its affiliates, Ancora), to Blucora’s board of directors. In my expert opinion, Mr. DiSanto’s service on Blucora’s board would likely violate Section 8 of the Clayton Act, 15 U.S.C. § 19, which makes interlocking directorates between competitors per se unlawful because these interlocks risk diminishing rivalry and facilitating collusion—“the supreme evil of antitrust.”[1]

3.	My views on this matter are formed by my tenures at the FTC and the Antitrust Division, my decades counseling clients while I was in private practice, and my review of Ms. Bruder’s declaration, confidential client materials, publicly available information about the parties, and responses from Ancora to Blucora in connection with the upcoming Blucora board election.

[1]	Verizon Comm’ns Inc. v. Law Offices of Curtis V. Trinko, 540 U.S. 398, 408 (2004).

B. Pivotal Role, Importance, and Application of Section 8

4.	Section 8 was enacted at a time, like now, when there was intense public scrutiny on anticompetitive practices by American business. This was especially true of interlocking directorates in the financial services industry, with soon to be Justice Brandeis writing in the years leading up to the passage of the Clayton Act that “the practice of interlocking directorates is the root of many evils.”[2] His insight has withstood the test of time. As then-Judge John Paul Stevens said, Section 8 “reflects a public interest in preventing directors from serving in positions which involve either a potential conflict of interest or a potential frustration of competition.”[3] For this reason, Section 8 treats interlocking directorates between competitors as per se unlawful. This is the same treatment reserved for agreements to fix prices, rig bids, or allocate markets under Section 1 of the Sherman Act, 15 U.S.C. § 1, which are considered illegal by virtue of the conduct itself—without requiring any showing of anticompetitive effects.

[2]	LOUIS D. BRANDEIS, OTHER PEOPLE’S MONEY AND HOW THE BANKERS USE IT 51 (1914).

[3]	Protectoseal Co. v. Barancik, 484 F.2d 585, 589 (7th Cir. 1973) (Stevens, J.) (emphasis added).

5.	There are three criteria for judging whether an interlock is prohibited under Section 8. The statute applies where the companies involved in the interlock: (1) exceed certain jurisdictional thresholds, (2) have a horizontal relationship with each other, and (3) an agreement between them could violate any of the antitrust laws.[4] If these criteria are met, the director interlock is itself per se unlawful. Firms are considered horizontal competitors if the products or services (1) are recognized in the industry as competing, (2) serve a similar function, and (3) serve a common market.[5]

6.	For the purposes of applying Section 8, “competition” is defined broadly. First, there is no requirement that the interlocking firms actively compete against one another.[6] It is enough that they both participate in the same market, as the purpose of Section 8 is to “nip in the bud incipient antitrust violations by removing the opportunity or temptation for such violations through interlocking directorates.”[7] Second, there is no requirement that there is actual substitution between the products or services.[8] This is to say that Section 8 covers “ostensible competitors,” even if they are not today particularly close competitors.[9]

[4]	Id. at 588.

5 See TRW, Inc. v. Fed. Trade Comm’n, 647 F.2d 942, 947 (9th Cir. 1981) (finding an interlock even where the industry was not aware that both parties offered substitutes, only one of the companies might able to meet a customer’s requirements, and the evidence of actual competition between the two parties was de minimis).

[6]	Id.

[7]	United States v. Sears Roebuck & Co., 111 F.Supp. 614, 616 (S.D.N.Y 1953).

[8]	TRW, Inc. v. Fed. Trade Comm’n, 647 F.2d at 947.

9 Protectoseal Co. v. Barancik, 484 F.2d at 589; see also TRW, Inc. v. Fed. Trade Comm’n, 647 F.2d at 947.

7.	In addition, the framework for assessing whether two firms compete under Section 8 is less stringent than the test used to assess mergers under Section 7 of the Clayton Act, 15 U.S.C. § 18. For Section 7, evidence of customers actively switching from one firm to another is often used to determine whether parties compete in what is termed a “relevant market.” A similar showing is not required under Section 8 because Congress was equally “concerned with restraints that stop the growth of competition at a low level as it was with restraints affecting substantial segments of commerce.”[10]

C. Section 8 Applies to the Market for Financial Professionals

8.	Section 8 has been applied across products and services in a variety of industries. I oversaw one of the most recent cases during my time at the Justice Department. In this case, two brokerage services companies, Tullett Prebon and ICAP, proposed to make partial investments in each other that would also give one of the parties the right to appoint a director to the board of the other. After an investigation of the transaction, the Justice Department determined that the investments did not pose an antitrust issue under Section 7 of the Clayton Act because the two parties were not close enough competitors for antitrust enforcers to be concerned that it would substantially lessen competition in brokerage services. But the Justice Department did require the parties to restructure the transaction to remove the director interlock because Section 8 prohibits the elimination of any competition by agreement once jurisdictional thresholds are met.[11]

[10]	TRW, Inc. v. Fed. Trade Comm’n, 647 F.2d at 948.

11 See Press Release, Tullett Prebon and ICAP Restructure Transaction after Justice Department Expresses Concerns about Interlocking Directorates, DEPT. OF JUSTICE ANTITRUST DIV. (July 14, 2016), https://www.justice.gov/opa/pr/tullett-prebon-and-icap-restructure-transaction-after-justice-department-expresses-concerns.

9.	In addition to policing interlocking directorates between competing firms, another important focus prior to, during, and after my time leading the Antitrust Division was spearheading enforcement against nakedly collusive agreements involving competition for employees, which are also per se unlawful. Although this is not a new issue, it has received increasing attention because of the recognition that agreements that suppress wages are just as problematic as those that fix prices for products and services. For example, in 1992 the FTC entered a decision and order against several nursing homes charging them with an illegal agreement to boycott a nurse registry that attempted to raise prices for nurses providing short-term services.[12] Nine years later, in Todd v. Exxon, then-Judge Sotomayor held that plaintiff nonprofessional employees of major oil and gas firms had sufficiently stated a claim that the employers had engaged in an illegal conspiracy to suppress wages.[13] In 2010, the Justice Department brought civil actions against a number of high-tech firms whose CEOs had agreed not to poach each other’s employees.[14] And, in 2016, the Justice Department and FTC issued guidance that stated that naked no poach, non-solicitation, and wage-fixing agreements would be investigated as potentially criminal violations.[15]

[12]	In re Debes Corp., 115 F.T.C. 701 (1992).

[13]	275 F.3d 191 (2d Cir. 2001).

14 See, e.g., Competitive Impact Statement, United States v. Lucasfilm Ltd., 1:10-cv-02220 (D.D.C. Dec. 21, 2010), https://www.justice.gov/atr/case-document/competitive-impact-statement-141.

15 U.S. Dep’t of Justice & Federal Trade Commission, Antitrust Guidance for Human Resource Professionals (Oct. 2016), https://www.justice.gov/atr/file/903511/download.

10.	While I was at the FTC and the Antitrust Division, I was involved in and oversaw investigations on all aspects of antitrust, but one matter in particular that I oversaw highlights the potential harm that an Ancorra-Blucora interlock could cause. In 2014, I offered remarks about the Justice Department’s settlement with eBay that prohibited eBay from entering into anticompetitive agreeements with other companies to restrain employee recruitment and hiring.[16] The DOJ lawsuit alleged that executives at eBay and Intuit agreed not to recruit or hire each other’s employees. That case in particular highlights how easy it would be to use a director interlock between Blucora and Ancora to harm the competitive process by preventing specialized, highly sought after financial professionals from getting better jobs and higher salaries.

11.	These principles are all directly applicable to assessing the Section 8 antitrust risk of Mr. DiSanto serving on Blucora’s board given that, as with Silicon Valley, competition among financial services firms is driven by the ability to attract high-performing financial professionals.[17] First, both Blucora, through Avantax Investment Services, Inc., and Ancora, through Inverness Securities, LLC are U.S. Securities and Exchange Commission (SEC) and Financial Industry Regulatory Authority (FINRA) registered broker-dealers. Both broker-dealers provide their financial professionals access to platforms that allow them to offer brokerage services, and specifically certain mutual fund, variable insurance, and private products to their end clients.[18] These platforms are likely reasonably interchangeable under existing Section 8 precedent, and not only appear to be much closer than the products at issue in the proposed interlock between Tullett Prebon and ICAP that I noted above, but implicate the same types of issues concerning anticompetitive restrictions on highly skilled professionals that the Antitrust Division vigorously pursued during the Obama administration.

16 Hon. William J. Baer, Ass’t Att’y Gen., Assistant Attorney General Bill Baer Speaks at the Conference Call Regarding the Justice Department’s Settlement with eBay Inc. to End Anticompetitive “No Poach” Hiring Agreements (May 1, 2014), https://www.justice.gov/opa/speech/assistant-attorney-general-bill-baer-speaks-conference-call-regarding-justice-department.

[17]	See Decl. of Ann J. Bruder attached as Exhibit A hereto (Bruder Decl.) ¶ 14.

[18]	Id. ¶ 15.

D. Section 8 Likely Precludes Mr. DiSanto from Sitting on Blucora’s Board

12.	Second, Blucora, through Avantax Advisory Services, Inc. and Avantax Planning Partners, Inc., and Ancora, through Ancora Family Wealth Advisors, LLC and Ancora Retirement Plan Inc., both offer a SEC-registered investment advisor (RIA) platform for financial professionals to provide investment advice.[19] The Ancora and Avantax platforms are sufficiently similar that a financial professional could switch between the two.[20] Even if there has not been actual switching recently, the two platforms are sufficiently similar to be considered competitors under Section 8.

13.	The practical realities surrounding Ancora’s and Blucora’s respective offerings confirm that they have a competitive relationship under Section 8. First, both Avantax Planning Partners and Ancora Retirement Plan Advisors have common customers in the form of corporate clients seeking investment advice for their retirement plans.[21] Second, both Avantax Advisory Services and Ancora Family Wealth Advisors, as well as Avantax Investment Services, Inc. and Ancora’s Inverness Securities focus on high net worth clients.[22]

[19]	Id.

[20]	Id. at ¶ 17.

[21]	Id. at ¶ 15.

22 Id.

14.	Ancora and Blucora are also Section 8 competitors from a geographic perspective. Blucora—which has a nationwide network of over 3,750 financial professionals across its businesses—and Ancora each has financial professionals working for either their RIAs or broker-dealers, or both, based in Ohio, Michigan, and Florida, the states where Ancora has offices.[23] In addition, I understand that Ancora, like Blucora, has financial professionals in New York and Texas.[24] Under Section 8, both firms are thus competitors for providing financial professionals with a broker-dealer and RIA platforms in these geographic areas. For this reason, a horizontal agreement among Blucora and Ancora to engage in collusive behavior, such as fixing the rate at which their highest grossing independent broker-dealers in the Cleveland metropolitan area will be compensated, would be per se unlawful under the antitrust laws, making them competitors for Section 8 purposes.

15.	Should Mr. DiSanto be elected to Blucora’s board, he could use the information shared with board members to align the business decisions of Blucora and Ancora. Specifically, I understand that Mr. DiSanto would have access to the key assets Blucora uses to compete, know both who Blucora’s best performers are and who is in its pipeline for recruitment, obtain inside knowledge of Blucora’s competitive strategies, as well as acquire, crucially, individual advisor compensation data.[25] Making Mr. DiSanto privy to any of this information would likely give him an increased ability to influence both companies’ business decisions and facilitate the sharing of competitively sensitive information not just to the detriment of Blucora, but also to competition, financial professionals, and their clients.

[23]	Id. at ¶ 16.

[24]	Id.

[25]	Id. at ¶¶ 19–20.

16.	In particular, armed with information about the individual compensation of Blucora’s top performing financial professionals, Mr. DiSanto could adjust Ancora’s compensation to make it less likely that his top financial professionals would be vulnerable to Blucora poaching, while not compensating others that he knows Blucora would be less likely to poach. His opportunity to make such adjustments based on information learned from his Blucora board service is the type of conduct Section 8 is intended to prevent. Mr. DiSanto could also invest less in the services Ancora provides to financial professionals if he learns that such investments are not necessary to attract and retain top financial professionals. Over the long run, Mr. DiSanto’s access to Blucora’s innovations in services or compensation packages offered to financial professionals could also reduce Blucora’s incentives to make those investments. These actual potential anticompetitive consequences are at the heart of the Section 8 prohibition on director interlocks. They are also hard to detect, especially at their incipiency, which is why the statutory framework provides that Section 8 interlocks cannot be mitigated by Mr. DiSanto signing a nondisclosure agreement. percent of that corporation’s total sales. Third, the competitive sales of each corporation are less than four percent of that corporation’s total sales.

17.	Interlocking directorates between competitors are per se unlawful unless the companies do not meet the statutory thresholds or their competitive overlaps are deemed de minimis. Here, I understand that both parties are above the relevant statutory thresholds.[26] The de minimis exceptions to Section 8 allow interlocks if one of three conditions is met. First, the competitive sales of either corporation are less than $3,783,200 (adjusted annually for changes in GNP). Second, the competitive sales of either corporation are less than two

26 Id. at ¶ 23.

18.	Based on my understanding of the facts put forward by Blucora’s Chief Legal, Development, and Administrative Officer, Ann J. Bruder,[27] including the revenues and assets of the parties, and their competitive sales in the geographic overlaps, I am confident that the competitive sales of each party disqualifies the Blucora-Ancora director interlock from those exemptions.

19.	The Clayton Antitrust Act is a cornerstone of U.S. business regulation and a properly functioning free market. The Act prohibits anticompetitive mergers, board interlocks among competitors, and other forms of anticompetitive corporate behavior. In my opinion, Mr. DiSanto’s service on the Blucora Board, should he be elected, would violate Section 8 of the Clayton Act because Blucora and Ancora compete to attract and retain financial professionals and their investor clients. The law is unambiguous: a director interlock between competitors is per se unlawful and cannot be waived by the board of directors nor remedied by recusal from certain discussions.

20.	Pursuant to 28 U.S.C. Section 1746, I declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief. Executed this on April 11, 2021, in Bethesda, Maryland.

/s/ William J. Baer
William J. Baer

[27]	Id. at ¶ 26.

Exhibit A

DECLARATION OF ANN J. BRUDER

1.	My name is Ann Bruder. I am the Chief Legal, Development, and Administrative Officer and Corporate Secretary of Blucora, Inc., a publicly traded Delaware corporation that offers integrated tax-focused wealth management services and software. I have been Chief Legal Officer since June 19, 2017. I report directly to Blucora’s President and Chief Executive Officer, Chris Walters.

2.	I submit this Declaration in connection with Blucora’s upcoming annual meeting of stockholders, scheduled to be held on April 21, 2021, regarding Ancora’s nomination of Frederick DiSanto, the Chairman and Chief Executive Officer of Ancora Holdings, Inc., to Blucora’s board of directors because of my concern that his service on the board would violate Section 8 of the Clayton Act, 15 U.S.C. § 19.

3.	As Chief Legal, Development, and Administrative Officer, one of my primary responsibilities is to provide legal advice to the corporation. I represent the corporation—not the CEO or management—which means that I am accountable to the corporation’s shareholders and other stakeholders. In this capacity, my current responsibilities include oversight of the legal and corporate secretarial department, oversight of development, compliance, enterprise risk management and non-SOX audit, as well as oversight of the business continuity team, facilities and security teams, and the governmental affairs role.

4.	I am also the Corporate Secretary. In this role, I am responsible for giving the requisite notice of meetings of stockholders and the board of directors, recording the proceedings of such meetings and performing all duties incident to the office of the Secretary, including overseeing the materials that are provided to the board.

5.	I have served in a similar capacity for approximately 15 years. Prior to joining Blucora, I served as Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Airlines Reporting Corporation, which is a leading provider of data, products, and services to the travel industry. From 2014 through 2015, I served as the President of Global Strategic Services, LLC, a boutique strategic advisory firm. From 2007 through 2013, I was employed by Commercial Metals Company (CMC), a publicly traded company with sales and operations in more than 40 countries. At CMC, I served as the Senior Vice President of Law, Government Affairs, and Global Compliance, General Counsel and Corporate Secretary from 2009 through 2013, and the Deputy General Counsel from 2007 through 2009. From 2004 to 2007, I served as the General Counsel, Chief Compliance Officer and Secretary of CARBO Ceramics Inc., a publicly traded global provider of oilfield products and services. Earlier in my career, I served in various legal roles at American Airlines, Inc., Continental Airlines, Inc., and the law firm of Thompson Coburn LLP.

6.	In my position as Blucora’s Chief Legal, Development, and Administrative Officer and Corporate Secretary, I am concerned that I could not assure the company’s compliance with applicable law were Mr. DiSanto to be elected to the board because his service on the board appears to violate the Clayton Act.

7.	Delaware law requires directors to have virtually unfettered rights to inspect the books and records of the company in order to carry out their fiduciary obligations to a corporation. That means I would not only be obligated to ensure Mr. DiSanto receives the confidential, competitively sensitive information about Blucora to which board members are privy, but also provide to Mr. DiSanto any other books and records he may request.

8.	However, if I follow through with my obligations, Mr. DiSanto would be given unfettered access to Blucora’s books and records, and the company would be facilitating the potential for collusion and other anticompetitive behavior of the very nature that the interlocking directorates prohibition is meant to prevent. In particular, as a director, Mr. DiSanto would have access to competitively sensitive information about Blucora's Avantax Wealth Management, Inc. business, which is in the same line of business as, and a competitor of, Ancora.

9.	The Avantax Wealth Management business provides financial services under the “Avantax” brand (Avantax) under three subsidiaries. They include Avantax Investment Services, Inc., a U.S. Securities and Exchange Commission (SEC) and Financial Industry Regulatory Authority (FINRA) registered independent broker-dealer (B/D), as well as Avantax Advisory Services, Inc. and Avantax Planning Partners, Inc., which are both SEC registered investment advisory firms (RIAs). In addition, Blucora offers insurance services through Avantax Insurance Agency, LLC, Avantax Insurance Services, Inc., and Avantax Planning Partners, Inc., the latter of which is both an RIA and an insurance agency.

10.	B/Ds and RIAs are two primary distribution channels for financial professionals to serve their clients. B/Ds are in the business of buying and selling securities on behalf of clients. RIAs advise clients on investments, manage their investment portfolios, and typically offer other financial planning services in a fiduciary capacity. Financial planning services often include asset management, retirement planning, insurance planning, estate planning, tax planning, and business planning. Financial professionals may affiliate with B/Ds and RIAs as employees or as independent contractors.

11.	Similar to other independent B/D models, financial professionals who work with Avantax Investment Services are independent contractors. These financial professionals own and operate independent businesses and assume the cost of running their own practice (employees, computers, office space). By affiliating with our independent B/D, in addition to our brokerage platform, these independent contractors get our expert input on financial products, assistance in developing a comprehensive view of an investor client’s financial picture, and a variety of back office support functions such as compliance, cashiering, regulatory oversight, IT support, and marketing assistance.

12.	The two Avantax RIAs—Avantax Advisory Services and Avantax Planning Partners—offer financial planning services and manage the investment portfolios of their investor clients. While financial professionals associated with Avantax Advisory Services are independent contractors, those who are associated with Avantax Planning Partners are a combination of (i) employees who are financial professionals and (ii) associated tax or CPA firm financial professionals who are independent contractors.

13.	Financial professionals routinely switch between firms based on the compensation, affiliation model, and products and services offered by a particular RIA or B/D. Because of this, under both models, we offer a broad range of services to help our financial professionals cover all aspects of their investor clients’ needs. We also connect financial professionals to industry leading solutions in data aggregation, tax centric analysis software, portfolio analysis, open architecture trade management platforms, financial planning software, and leading clearing and custody providers, such as National Financial Services LLC and Charles Schwab & Co., Inc.

14.	Blucora has and seeks out top financial professionals throughout the United States. We presently have a network of over 3,750 financial professionals across our businesses. But financial professionals readily move from one network to the next, so we are constantly investing in efforts to retain and recruit. On the recruiting side, we have a system in place to identify and engage with financial professionals to promote the benefits of our network. On a monthly basis, we send recruiting and marketing materials to over 200,000 financial professionals across the country, and have a follow-up system for those who respond. We do this because the strength of our financial professionals is the key driver for Avantax’s success.

15.	Blucora’s offerings overlap with Ancora’s in at least four areas. First, both Avantax Planning Partners and Ancora Retirement Plan Advisors Inc. are RIAs that compete for financial professionals providing investment advice for small business and corporate clients’ retirement plans. Second, both Avantax Advisory Services and Ancora Family Wealth Advisors, LLC are RIAs that compete for financial professionals providing investment advice to high net worth clients. Third, Avantax Investment Services and Ancora’s Inverness Securities, LLC are both B/Ds that compete for financial professionals providing brokerage services to high net worth clients, and specifically certain mutual fund, variable insurance, and private offerings offered by Inverness Securities, LLC. Finally, Ancora also operates a related insurance agency business through Inverness Life Services, LLC and Source Insurance.

16.	Geographic market overlaps between Blucora and Ancora exist in Ohio, Michigan, and Florida, where Ancora’s most recent Form ADV, dated March 31, 2021, lists offices with financial professionals. In addition, I understand that Ancora has financial professionals in New York and Texas. In each of these states, there are financial professionals affiliated with Avantax Investment Services and Avantax Advisory Services, which has an office approximately 15 miles from Ancora’s Cleveland headquarters. Indeed, in the last year, we recruited 110 new and lost 13 financial professionals based in the same states as Ancora has most of its financial professionals. Geographic market overlaps between Blucora and Ancora also exist within a broader regional and national context, with firms increasingly able to use technology to acquire financial professionals based in areas other than where they have an office. For example, I understand that Ancora has at least one financial professional associated with its Cleveland office who is based in Irving, Texas—the location of Blucora’s headquarters.

17.	We commonly compete with firms like Ancora. For example, Avantax lost financial professionals based in South Dakota and Iowa to Mariner Wealth Advisors, a Kansas-based RIA that, like Ancora, has a substantial focus on high net worth clients. We also regularly compete with First Allied Securities, Inc., a B/D that works closely with Ancora’s RIAs to provide Ancora brokerage services and is controlled by Cetera Financial Group, our largest overall competitor.

18.	Because Avantax Planning Partners, Avantax Advisory Services, and Avantax Investment Services businesses are subsidiaries of Blucora, our board is responsible for oversight of the Avantax business. As such, our board members have access to competitively sensitive information including the names of Avantax’s top performing financial professionals, their compensation, the proprietary services Blucora and Avantax offer to its financial professionals, the pipeline of new proprietary products, and client lists. Our board sees everything that makes the market for financial professionals competitive.

19.	For example, Avantax often updates the Blucora board on its pricing strategy for individual financial professionals. These updates often involve an assessment of several proposed pricing strategies, delivered as a slide-by-slide accounting of pricing scenarios that balance maximizing economic value to business and minimizing financial professional attrition with best positioning the business for the future. They highlight what we expect as the direct financial impact to our business, our expected outcome, and our anticipated risk of financial professional attrition for each of our business models. The updates show our forward-looking impact, with projected advisory pricing changes and attrition assumptions, and a timeline for when we plan to launch key initiatives. Board members also receive detailed breakdowns of the types of services we provide and fees we assess to financial professionals for services like Envestnet, eMoney client portal, Wealthscape Core, and Hearsay Sites. In addition to these key strategic plans and pricing materials, board members are privy to our financial professional acquisition pipeline, including the method of recruiting financial professionals away from other firms, such as Ancora.

20.	As noted in Blucora’s annual report, we compete against other wealth management firms across all of these financial, technological, and product dimensions. This includes Ancora. Were Mr. DiSanto on the Blucora board, he would have access to this competitively sensitive information. If Mr. DiSanto has access to the key assets we use to compete, knows both who our best performers are and who is in our pipeline for recruitment, as well as which financial professionals we deem to be at-risk and our retention strategies for them, and also has inside knowledge of our competitive strategies, not only would our business be materially harmed, but Mr. DiSanto would be able to use this information—specifically, individual advisor compensation—to limit competition between Blucora and Ancora for financial professionals.

21.	There are several ways in which Mr. DiSanto could use our confidential information to harm the market for financial professionals by paying them less and offering them less support. First, Mr. DiSanto could factor in our proposed pricing grid adjustments, profit targets, and financial professional pipeline to assess whether he can compete less aggressively for certain financial professionals. Second, our financial modeling and key assumptions for financial professional compensation could help him determine which financial professionals he has been over compensating and lead him to adjust down their compensation or offer less to recruit someone to his platform, knowing that Blucora and others are likely not going to compete aggressively for that type of financial professional. Third, we have also spent significant capital on certain services we think are of value to financial professionals, but we sometimes determine other services are not as important for our platform. Mr. DiSanto could use this information to determine whether he could stop investing in certain services he historically provided to financial professionals because he thought that was a necessary feature to attract and retain top financial professionals. Although Mr. DiSanto has signed a nondisclosure agreement, his actions would not be subject to detection. I believe the risk of his use of this information to pull competitive punches would not be limited to those financial professionals in Ohio, Michigan, Florida, Texas, and New York, but in any state where Ancora decides to expand its business, since financial professionals can work from anywhere.

22.	Because of these conflicting concerns, I believe Mr. DiSanto should not be seated on the Blucora board. I believe that action is required by Section 8 of the Clayton Act.

23.	First, both companies meet the jurisdictional thresholds of Section 8 of the Clayton Act. Ancora’s response to Blucora’s letter regarding Mr. DiSanto’s nomination confirms that Ancora has assets that exceed its liabilities by at least $37,382,000, according to its most recently prepared balance sheet and gross revenues derived from RIA and broker-dealer services as reported for 2020 exceed $3,738,200. Blucora’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2020, also shows that we meet the statutory thresholds.

24.	Second, both companies are engaged in wealth management services and the recruitment of financial professionals. As noted above, we have a network of over 3,750 financial professionals across our Avantax businesses, we are actively seeking to recruit financial professionals onto our platform, and constantly win financial professionals from and lose financial professionals to other wealth management firms, including approximately 400 financial professional wins and losses in the last year. I do not know how many financial professionals are in the Ancora network, but financial professionals are the backbone to the wealth management industry; without them, a company like Ancora would not be able to offer investors financial advice or brokerage services.

25.	Third, Avantax has a significant presence and competes for financial professionals in locations where Ancora and its financial professionals are doing business. As our various registrations show, Avantax is in all fifty states. And, as noted above, we have an Avantax Advisory Services office within 15 miles from Ancora’s Cleveland headquarters.

26.	Fourth, the wealth management services we both offer would exceed $3,783,200 and account for more than two percent of our respective total sales. The Avantax wealth management services revenue comprises 72 percent of Blucora’s total revenues. Even if we were to look at this on a state-by-state basis, Avantax’s business activities in Michigan, Ohio, New York, Florida, and Texas exceed $30 million, which is more than four percent of Blucora’s total sales. Given that Avantax is in all the states where Ancora does business and Ancora is only engaged in wealth management, I have a reasonable belief that holds true for Ancora as well.

27.	Pursuant to 28 U.S.C. Section 1746, I declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief. Executed this on April 11, 2021, in Dallas, Texas.

/s/ Ann J. Bruder
Ann J. Bruder

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